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                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                          Three Months Ended                Nine Months Ended
                                               April 30                         April 30
                                           1997        1996                1997          1996
                                          -----        ----                ----          ----
Primary:
  Average shares outstanding            3,656,258    3,545,147           3,613,116     3,545,147

Net effect of dilutive common stock
  equivalents - based on treasury
  stock method (A)                            ---          ---                 ---           ---
                                       ----------   ----------          ----------   -----------

Total weighted average number
  of common and common
  equivalent shares outstanding         3,656,258    3,545,147           3,613,116     3,545,147
                                       ==========   ==========          ==========   ===========

Net loss                               $ (377,355)  $  (89,450)         $  (94,031)  $(1,783,047)
                                       ==========   ==========          ==========   ===========

Per share amount                       $    (0.10)  $    (0.03)         $    (0.03)  $     (0.50)
                                       ==========   ==========          ==========   ===========
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(A)  Common stock equivalents are excluded in the three months ended April 30,
1997 and 1996 and in the nine months ended April 1997 and 1996 due to anti dilutive effect.